Exhibit 99.1

Company Contact:
Michael C. Pearce
President and Chief Executive Officer
(800) 793-2145 ext. 1501
mpearce@pernixtx.com

PERNIX THERAPEUTICS COMPLETES DIVESTURE OF NON-CORE ASSETS TO BRECKENRIDGE

HOUSTON, Texas, September 11, 2013 – Pernix Therapeutics Holdings, Inc. (NASDAQ MKT: PTX), a specialty pharmaceutical company, today announced that it had completed the previously disclosed sale of certain non-core assets to Breckenridge Pharmaceutical, Inc.

The divested assets are from the Cypress Pharmaceutical, Inc. subsidiary of Pernix and include 11 Abbreviated New Drug Applications (ANDAs) filed with the FDA, certain ANDAs in various stages of development, as well as 6 already-approved and marketed products.

Total purchase price consideration was $30.0 million, adjusted to $29.7 million in order to permit Pernix to retain the currently marketed product, Arbinoxa.

Michael Pearce, Chairman, President and CEO, said, "This transaction represents a significant milestone for Pernix, fortifying our balance sheet and tightening our focus as we position for accelerating sales in our seasonally strong Q4 and Q1 periods."

About Pernix Therapeutics Holdings, Inc.

Pernix Therapeutics is a specialty pharmaceutical company primarily focused on the sales, marketing, manufacturing and development of branded, generic and OTC pharmaceutical products. The Company manages a portfolio of branded products, including the recently acquired Hawthorn Pharmaceuticals’ product line. The Company’s branded products for the pediatrics market include CEDAX®, an antibiotic for middle ear infections, NATROBA™, a topical treatment for head lice marketed under an exclusive co-promotion agreement with ParaPRO, LLC, and ZUTRIPRO® for the treatment of cough and cold. The Company’s branded products for gastroenterology include OMECLAMOX-PAK®, a 10-day treatment for H. pylori infection and duodenal ulcer disease, and REZYST™, a probiotic blend to promote dietary management. The Company also markets the branded product, SILENOR, for the treatment of insomnia.  The Company promotes its branded pediatric and gastroenterology products through its sales force. Pernix markets its generic products through its wholly-owned subsidiaries, Cypress Pharmaceutical and Macoven Pharmaceuticals. The Company’s wholly-owned subsidiary, Great Southern Laboratories, manufactures and packages products for the pharmaceutical industry in a wide range of dosage forms.  Founded in 1996, the Company is based in The Woodlands, TX.

Additional information about Pernix is available on the Company’s website located at www.pernixtx.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Statements including words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions are forward-looking statements.  Because these statements reflect the Company’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption "Risk Factors" in our Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein or therein, could affect the Company’s future financial results and could cause actual results to differ materially from those expressed in forward-looking statements contained in the Company’s Annual Report on Form 10-K. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause our actual results to differ materially from expected and historical results. The Company assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.